Exhibit 5.1

Matthew P. Dubofsky
+1 720 566 4244
mdubofsky@cooley.com

November 15, 2017

SendGrid, Inc.

1801 California Street, Suite 500

Denver, CO 80202

Re:          Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SendGrid, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 17,200,773 shares of common stock, par value $0.001 per share, consisting of (i) 367,967 shares of common stock (the “2009 EIP Shares”) issuable pursuant to the Company’s 2009 Equity Incentive Plan, as amended, (ii) 11,660,943 shares of common stock (the “2012 EIP Shares”) issuable pursuant to the Company’s 2012 Equity Incentive Plan, as amended, (iii) 652,172 shares of common stock (the “2012 RSU Shares”) issuable pursuant to the 2012 Equity Incentive Plan, as amended, (iv) 3,727,858 shares of common stock (the “2017 EIP Shares”) issuable pursuant to the Company’s 2017 Equity Incentive Plan, and (v) 791,833 shares of common stock (the “ESPP Shares”, together with the 2009 EIP Shares, 2012 EIP Shares, 2012 RSU Shares and 2017 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the Company’s 2009 Equity Incentive Plan, 2012 Equity Incentive Plan and 2017 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectuses included therein, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   380 Interlocken Crescent   Suite 900   Broomfield, CO   80021-8023
t: (720) 566-4000  f: (720) 566-4099  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Matthew P. Dubofsky
Matthew P. Dubofsky